Filed Pursuant to Rule 433
Registration Statement No. 333-148136
Dated March 19, 2009
Final Term Sheet
Kansas City Power & Light Company
7.15% Mortgage Bonds, Series 2009A due 2019
March 19, 2009

Issuer:	Kansas City Power & Light Company

Principal Amount:	$400,000,000

Title of Securities:	7.15% Mortgage Bonds, Series 2009A due 2019

Maturity:	April 1, 2019

Coupon (Interest Rate):	7.15%

Yield to Maturity:	7.165%

Benchmark Treasury:	2.750% due February 15, 2019

Spread to Benchmark Treasury:	+460 basis points

Benchmark Treasury Yield:	2.565%

Interest Payment Dates:	Semi-annually on April 1 and October 1, commencing on October 1, 2009

Record Dates:	March 15 and September 15

Price to Public:	99.892% of the principal amount, plus accrued interest, if any, from March
24, 2009

Redemption Provision:	Callable at any time at a make-whole price of the greater of (i) 100% of the principal amount or (ii) discounted present value at Treasury Rate plus 50 basis points

Settlement Date:	March 24, 2009

CUSIP Number:	485134 BL3

Ratings:	Moody’s Investor Services: A3 (Negative Outlook)
Standard & Poor’s Ratings Group: BBB+ (Negative Outlook)

Joint Book-Running Managers:	Banc of America Securities LLC
BNP Paribas Securities Corp.
J.P. Morgan Securities Inc.

Senior Co-Manager:	Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC
Wachovia Capital Markets, LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC, BNP Paribas Securities Corp or J.P. Morgan Securities Inc. can arrange to send you the prospectus if you request it by calling or emailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com, by calling BNP Paribas Securities Corp. at 1-800-854-5674, or by calling J.P. Morgan Securities Inc., collect, at 1-212-834-4533.